Exhibit 23.3

15 July 2026

Board of Directors Sono Group N.V.

5960 Fairview Road, Suite 275

Waldmeisterstrasse 93 80935 Munich

Germany

Dear Members of the Board of Directors

Reference is made to our independent auditor’s report and assurance report dated 15 July 2026 (“assurance reports”) with respect to the reasonableness, as of the date thereof, to the holders of the shares in Sono Group N.V. (the “Company” or “Sono”) of the Share Exchange Ratio (as defined in the Merger Proposal and Explanatory Notes to the Cross-border Merger Proposal) provided for in the transaction involving Sono and Sono Group S.à r.l. (“Sono Lux”).

The assurance reports are furnished solely for the use and benefit of the Board of Directors of Sono (solely in its capacity as such) in connection with its consideration of the transaction contemplated therein. We understand that the Company has determined to include the assurance reports in the Registration Statement on Form S-4 of Sono Lux (“Registration Statement”). In that regard, we hereby consent to the reference to our assurance reports under the headings “Summary of this Proxy Statement/Prospectus – Reports of Dutch Independent Auditor” and “Voting Proposal No. 1: The Redomiciliation Proposal – Reports of Dutch Independent Auditor”, and to the inclusion of the foregoing assurance reports as Annex E in the Prospectus included in the Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Registration Statement and that our assurance reports are not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to, in whole or in part in any registration statement (including any subsequent amendments to the Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very Truly Yours,

J.L. van Beveren MSc RA